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SpectRx, Inc. Holds Pre-PMA Meetings with FDA on Painless Cervical Cancer Test

New test could potentially eliminate more than half of unnecessary biopsies

NORCROSS, Ga. (January 30, 2007) -- SpectRx, Inc. (OTCBB: SPRX) announced it has held its preliminary premarket approval application (PMA) meetings with the U.S. Food and Drug Administration. The meetings were designed to ensure the data, data format and supporting documentation of a PMA application will meet standards and expectations of the agency and its advisory panel.

"The Pre-PMA meetings represent an important milestone for the company in the process of securing U.S. regulatory approval to market our non-invasive cervical cancer detection product," said Mark Faupel, Ph.D., SpectRx president and chief operating officer. "As we work toward completing subject enrollment in the pivotal trial, we expect to receive continuing guidance from the agency on a number of topics, including how test results should be presented to physicians, how to present clinical trial results for review, how to structure the application for premarket approval and plans for postmarket surveillance."

The test is undergoing the pivotal FDA clinical trial at five sites in the U.S. -- Emory University/Grady Memorial Hospital in Atlanta, the Medical College of Georgia in Augusta, GA, the University of Texas at Dallas, University of Miami and St. Francis Hospital/University of Connecticut in Hartford.

The non-invasive cervical cancer detection test could reduce unnecessary cervical biopsies by 55% while accurately detecting disease, according to results of a study published in the January 2007 edition of the Journal of Lower Genital Tract Disease.

The test uses proprietary technology to identify cancers and precancers painlessly and non-invasively by analyzing light reflected from the cervix. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive test does not require a tissue sample or laboratory analysis, and results are available immediately. To date, more than 2,000 women have been tested with prototypes of the non-invasive cervical cancer detection device. Research and commercialization of the device are being funded, in part, by grants from the National Cancer Institute (NCI). The non-invasive cervical cancer detection technology is being commercialized by SpectRx's subsidiary, Guided Therapeutics, Inc.

According to published reports, cervical cancer is the second most common cancer, after breast cancer, among women worldwide and the third most common overall. Globally, there are approximately 471,000 cases of cervical cancer diagnosed annually and approximately 233,000 deaths per year. Approximately 60 million Pap tests are performed annually in the United States.

About SpectRx

SpectRx, Inc. (OTCBB: SPRX) is a medical technology company providing innovative detection, monitoring and treatment solutions for the diabetes and cancer detection healthcare markets. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

The SpectRx Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

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